Exhibit 10.1(y)

December 18, 2007

Mr. Ralph G. Pickles

Bellmount Farm

Aislaby

Eaglescliffe

Stockton-on-Tees

TS16 0QJ

England

Dear Ralph,

I am writing to confirm the key features of the agreement between you and Sensient Technologies Corporation (the “Company”) through the calendar year 2008. I am confident the two of us can handle any smaller issues less formally in conversations between us. As you know, this is all subject to the approval of the Executive Committee of the Company’s Board of Directors, which will be meeting later this month.

(1) You will cease to be an elected officer and will become an appointed officer of the Company with the title “Vice President—Special Assistant to the Chairman” from the date of that appointment through December 31, 2008, at which time you will retire.

(2) With respect to 2007, your salary and benefits will continue through December 31, 2007, and you will receive any bonus earned under the Management Incentive Plan (“MIP”).

(3) With respect to 2008, you will receive a 3% salary increase effective January 1, 2008, paid in the U.S.A. Consistent with past practice, you will continue to participate in Sensient’s Supplemental Executive Retirement Plan (“SERP”) and the company’s UK pension plan. However, for 2008, you will not receive any MIP bonus nor will you receive any other benefits, such as a housing allowance, company car, health insurance or any expatriate benefits, except that you will be reimbursed for travel and other expenses for you and your wife to close the apartment in Indianapolis, cancel the lease and ship your possessions

Mr. Ralph G. Pickles

December 18, 2007

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back to the UK. You will continue in Sensient’s UK BUPA at personal expense, consistent with past practice. You will also have access to standard Sensient tax consultants for 2007 and 2008 U.S. tax returns, at a level comparable to previous years.

(4) You will be available to provide transition-related assistance to management and will perform assignments which may be requested. You will be reimbursed for business expenses related to these activities.

(5) Subject to Sensient’s prior written approval, which approval shall be in Sensient’s sole discretion, you will be able to accept third party consulting projects and outside directorships.

(6) Upon your retirement, effective December 31, 2008: (a) your SERP pension will be paid to you in a lump sum as you have requested, subject to applicable law and SERP plan provisions; (b) you will be entitled to such benefits as you may have accrued under the UK pension plan; and (c) you will be entitled to all of your stock options and any restricted stock which may have vested, all in accordance, of course, with their terms.

(7) Your change of control employment and severance agreement will terminate upon approval of this Agreement by the Executive Committee and your acceptance, below.

(8) You agree to execute such documents as may be necessary to accomplish the purposes of this Agreement.

(9) This Agreement shall be governed by the internal laws of Wisconsin, excluding its conflicts of laws provisions. If a dispute requiring litigation arises under this Agreement, you hereby consent to personal jurisdiction and venue in the courts of the State of Wisconsin.

Sincerely,

/s/ Richard Carney

Accepted:

/s/ Ralph G. Pickles
Ralph G. Pickles